MESSAGE FROM JIMMY ADDISON

Words of encouragement

I received the following email from Dominion Energy CEO Tom Farrell, and I wanted to share so that you, too, could be encouraged.

Dear Jimmy,

I suspect morale may be down a bit during a tough week, so I am writing to ask you to let your team know this: Dominion Energy's resolve is stronger than ever. We will make this combination work.

We will surely have more tough days ahead. That is the price of doing something important. It is not easy when it feels like some are working against this combination, but we are not going to let up. We are working to shape a better future for this company, for your employees and retirees, for your customers, and for the long-term economic health of South Carolina. This cause matters.

People at the Statehouse need to hear how important this is. They need to hear it clearly and confidently from everyone who cares about the future of SCANA – especially employees and customers if they support our combination. Please let your colleagues know that tenacity is a core competency at Dominion Energy!

We have a lot of work ahead. We are all in this together.

Best,
Tom